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Ralph B. Mandell
PrivateBancorp, Inc.
312-683-7100
FOR IMMEDIATE RELEASE:

Thomas Meagher to Retire From
PrivateBancorp Board of Directors

Chicago, IL, February 28, 2007 --- PrivateBancorp, Inc. (NASDAQ:PVTB) announced today that Thomas F. Meagher, 76, a director of PrivateBancorp, Inc. since 1996, has chosen not to stand for reelection to the Company’s board of directors when his term expires in April 2007, which will reduce the board to 15 members. Mr. Meagher is Chairman and Chief Executive Officer, Professional Golf Cars of Florida, headquartered in Palm Beach, Florida.

Ralph B. Mandell, PrivateBancorp’s Chairman, President and Chief Executive Officer, said, “We very much appreciate Tom’s years of dedicated service. He was an outstanding proponent of our private banking business model and helped to shape the growth and success of our Company. We will miss his knowledge and counsel but wish him the very best in his desire to spend more time with his family.”

PrivateBancorp, Inc. was organized in 1989 to provide distinctive, highly personalized premium financial services primarily to privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors for their personal and professional interests. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Through a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s personal and commercial banking and wealth management needs. The Company, which had assets of $4.3 billion as of December 31, 2006, has 18 offices located in the Atlanta, Chicago, Detroit, Milwaukee, St. Louis, and Kansas City metropolitan areas.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.

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